Exhibit 99.1

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Constellation Brands Elects Frederic Cumenal
of Tiffany & Co. to its Board of Directors

VICTOR, N.Y., July 22, 2016 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that its board of directors increased the size of the board from 10 to 11 members. In addition, the board elected Frederic Cumenal, chief executive officer of Tiffany & Co., to serve as a member of the board, effective as of the close of business on July 20, 2016.
“We’re pleased to welcome Frederic to the board of directors,” said Constellation’s Chairman of the Board, Richard Sands. “We believe his keen understanding of branding and his relevant experience in the wine and spirits business will continue to strengthen our board and further Constellation Brands’ leadership in total beverage alcohol.”
Since April 2015, Cumenal has served as chief executive officer of Tiffany & Co., a fine jewelry and luxury item company. Prior to his current appointment, he served as president from September 2013 through March 2015. Prior to his appointment as president, he was an executive vice president, with responsibility for the sales and distribution of Tiffany & Co. products globally.
Before working at Tiffany & Co., Cumenal spent 15 years in senior leadership positions in LVMH Group's wine and spirits businesses, most recently as President and CEO of Moët & Chandon, S.A. Previously, he served as president of Domaine Chandon and was managing director of Moet Hennessy Europe.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2015, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the No.3 beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. The company’s beer portfolio includes Ballast Point, one of the most awarded craft brewers in the U.S. Constellation is also the world’s leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Casa Noble Tequila.

Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

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